EXHIBIT 99.1

Immunomedics Receives First Milestone Payment From Nycomed

MORRIS PLAINS, N.J., Jan. 19, 2010 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today announced the receipt of $5 million from Nycomed, GmbH, for reaching the first clinical milestone event under the license and collaboration agreement, entered into on July 11, 2008,  for the worldwide rights to develop, manufacture and commercialize veltuzumab for the treatment of all non-cancer indications.

“We are pleased to have reached the first clinical milestone related to the development of veltuzumab in the immune thrombocytopenic purpura indication,” remarked Cynthia L. Sullivan, President and CEO of Immunomedics. “We look forward to continuing our successful collaboration with Nycomed in developing the full potential of veltuzumab in the field of autoimmune and inflammatory diseases,” she continued.

Under the terms of the agreement, Immunomedics could potentially receive up to $580 million from Nycomed upon achievement of certain clinical, regulatory, and sales-based milestones.  The agreement also provides the Company with escalating double-digit royalties on net sales of veltuzumab.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 141 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor
           Relations & Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com